Exhibit 4.21

PURCHASE AGREEMENT

This Purchase Agreement (the "Agreement") is made as of the 10th day of November, 2009, by and between Paragon Shipping Inc., a Marshall Islands corporation (the "Company" or "Paragon"), Allseas Marine S.A., a Liberian corporation ("Allseas") and Loretto Finance Inc., a Marshall Islands corporation ("Loretto").

W I T N E S S E T H:

WHEREAS, the Company is engaged directly and/or through its subsidiaries (collectively the "Paragon Group") primarily in the ownership, operation, management and chartering of drybulk carriers (the "Paragon Group Business"); and

WHEREAS, Allseas has expertise in the shipping industry and in the financing of vessels generally; and

WHEREAS, the Company has requested Allseas, and Allseas has agreed, to provide services to the Paragon Group in connection with the management and administration of the Paragon Group Business; and

WHEREAS, the Paragon Group and Allseas are parties to commercial and technical management agreements for the Paragon Group Business; and

WHEREAS, the Company has determined that services provided to the Paragon Group by Allseas, pursuant to the technical and commercial management agreements, are of significant value to the Company and that the continued service of Allseas should be sought through the issuance and sale of that number of the Company's Class A common stock, par value $0.001 per share (the "Common Shares") equal to 2% of the Company's total issued and outstanding Common Shares, subject to dilution protection and restrictions on transferability, to Allseas, through its wholly-owned subsidiary Loretto.

NOW, THEREFORE, the parties hereby agree as follows:

1. Transaction.  The Company shall issue to Loretto 1,023,801 Common Shares, equivalent to 2% of the Company's total issued and outstanding Common Shares as of the date hereof, or as promptly as practicable thereafter, in exchange for a payment to the Company of $3,767,588 or US$ 3,68 per share. In the event of a capital increase ("Increase"),  or of any future equity offerings by the Company ("Equity Offerings"), or in the event that the Company shall issue additional Common Shares to any third party or parties after the date hereof (a "Third Party Issuance"), the Company shall also issue to Loretto at the time of such Increase, or Equity Offerings, or Third Party Issuance, at no cost whatsoever, a number of additional Common Shares, each  an ("Additional Allseas Issuance"), which will maintain Loretto's shareholding at 2% (two percent) of the Company's total issued and outstanding Common Shares  following any Increase or any Equity Offerings or Third Party Issuance.  The Common Shares issued to Loretto pursuant to this Agreement may not be transferred for a period of one year from their date of issuance and shall not be registered during such period of one year with the Securities and Exchange Commission.  The certificates for such Common Shares shall bear the appropriate restrictive legends to such effect.

2. Term.  This Agreement shall come into effect commencing on the date hereof and shall continue for the period that Allseas serves as commercial and technical manager of the Paragon Group Business (unless sooner terminated on the basis of any other provision of this Agreement) (the "Term").

3. Termination.  This Agreement, unless otherwise agreed in writing between the parties, shall be terminated as follows:

(a)           At the end of the Term unless extended by mutual agreement in writing.

(b)	The parties, by mutual agreement, may terminate this Agreement at any time.

(c)           The Company may terminate this Agreement at any time without cause.

(d)           Either party may terminate this Agreement for any material breach of its terms and provisions by the other party.

4. Confidentiality.  None of the parties will make any public announcement concerning this Agreement.  Notwithstanding the foregoing, the parties agree that the execution of this Agreement shall be disclosed by the Company promptly in accordance with the filing requirements of the Nasdaq and SEC rules and regulations.  This Agreement is not assignable by either party without the prior written consent of the other.

5. Entire Agreement.  This Agreement constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written with respect to such subject matter.

6. Amendments.  No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties. The headings in this Agreement do not form part thereof.

7. Notices.  Every notice, request, demand or other communication under this Agreement shall:

(a)           be in writing delivered personally, by courier or served through a process server;

(b)           be deemed to have been when delivered personally or through courier or served at the address below; and

(c)           be sent:

(i) If to the Company, to:
PARAGON SHIPPING INC.
15 Karamanli Ave.,
Voula 16673,
Athens, Greece

(ii) If to Allseas, to:
ALLSEAS MARINE S.A.
15 Karamanli Ave.,
Voula 16673,
Athens, Greece

(iii) If to Loretto, to:
LORETTO FINANCE INC.
c/o ALLSEAS MARINE S.A.
15 Karamanli Ave.,
Voula 16673,
Athens, Greece

or to such other person or address, as is notified by the relevant party to the other parties to this Agreement and such notification shall not become effective until notice of such change is actually received by the other parties.  Until such change of person or address is notified, any notification to the above addresses are agreed to be validly effected for the purposes of this Agreement.

8. Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.  Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.  The parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any party hereto or beneficiary hereof on any matter whatsoever arising out of or in an way connected with this agreement.

[Signature Page Follows]

This Agreement may be executed in written counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PARAGON SHIPPING INC.

By  /s/ Christopher J. Thomas
   ____________________________
   Name: Christopher J. Thomas
   Title: Chief Financial Officer

ALLSEAS MARINE S.A.

By   /s/ Maria Stefanou
   ____________________________
   Name: Maria Stefanou
   Title: Director

LORETTO FINANCE INC.

By   /s/ Maria Stefanou
   ____________________________
   Name: Maria Stefanou
   Title: Director

SK 25744 0001 1048183 v2